Exhibit 10.13

[Date]

STRICTLY PRIVATE & CONFIDENTIAL

ADDRESSEE ONLY

Mr Kieran Poynter

[Address]

Dear Mr Poynter

Letter of Appointment: Period from the close of the Company’s Annual General Meeting on [Date] to the close of the Company’s Annual General Meeting in [Year] (the “Appointment Period”)

In accordance with the policy agreed by the Board, I am pleased to be able to confirm your re-appointment as a Non-Executive Director of the Company for a further term, being the Appointment Period.

The terms of your appointment (the “Appointment”) for the Appointment Period are set out below. These represent the totality of the terms agreed between you and the Company and which supersede all previous agreements, arrangements and understandings between you and the Company.

For the avoidance of doubt, your tenure as a Non-Executive Director of the Company commenced on your original date of appointment as a Director which was 1 July 2010.

1.	TERM OF APPOINTMENT

1.1	Your Appointment for the Appointment Period will take effect from the close of the Company’s Annual General Meeting on [Date] and will continue on the terms of this letter (or in the event of the successful completion of the proposed acquisition of the remaining shares in Reynolds American Inc., on such replacement terms as may be agreed) for approximately twelve months until the close of the Company’s next Annual General Meeting in [Year] (the “Next AGM”) unless the Appointment is terminated in accordance with paragraph 10 below. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board.

1.2	For the avoidance of doubt, the Appointment is one of officeholder and not of employment and neither the Company nor you shall hold you out as an employee of the BAT Group.

2.	DUTIES

Time Commitment

2.1	You will be expected to devote such time as is necessary for the proper performance of your duties. We currently expect to hold six Board meetings a year. We arrange committee meetings, strategy sessions, Board dinners and AGMs around these meetings and so it is best to anticipate a time commitment of two days per meeting. In addition, you will be expected to devote appropriate preparation time ahead of each meeting, and be prepared for at least one site visit per year, which may be at an overseas location. You may also be required to attend meetings as part of the Board evaluation process and updating meetings or training sessions. You will therefore be expected to make an annual time commitment of between 25 and 30 days, although this will always depend on the circumstances and level of activities of the Company as the nature of the role makes it impossible to be specific about the maximum time commitment. There is always the possibility that ad hoc matters may arise from time to time and particularly when the Company is undergoing increased activity. It may be necessary to convene additional Board, Committee or other meetings. If business has to be transacted between regular Board meetings, you will be advised. Copies of the current Board programmes are available from the Company Secretary.

In addition, if you are in your first year as a Director, we arrange an induction programme covering all aspects of the business. We will also organise a visit to an overseas factory location as well as the Group Research & Development Centre. Induction programmes can be scheduled and tailored to meet the time commitments for individual Directors but are generally expected to amount to a further three to four days.

Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined above. Attendance at meetings by way of telephone conference call may be possible provided that agreement is first sought from the Chairman and his consent has been given.

By accepting the Appointment you have confirmed that, you are able to allocate sufficient time to meet the expectations of your role. The prior agreement of the Chairman should be sought before accepting additional commitments that might affect the time you are able to devote to your role as a Non-Executive Director of the Company.

Role

2.2	As a Non-Executive Director you will have the same general legal responsibilities to the Company as any other Director together with such specific duties as may be agreed with the Board, and which relate to the business of the Company or any other member of the BAT Group. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs.

The role of the Non-Executive has the following key elements:

•	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

•	Performance: Non-Executive Directors should scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•	Risk: Non-Executive Directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

•	People: Non-Executive Directors (through the Remuneration Committee) are responsible for determining appropriate levels of remuneration of Executive Directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

2.3	During the continuance of the Appointment you shall:

2.3.1	promote the success of the Company for the benefit of its members as a whole and comply with the directors’ duties set out in Part 10 of the Companies Act 2006;

2.3.2	faithfully, efficiently, competently and diligently perform your duties and exercise such powers as are appropriate to your role as a Non-Executive Director;

2.3.3	in so far as reasonably possible, attend all meetings of the Board and of the committees of the Board of which you are a member or to which you may be invited to attend from time to time;

2.3.4	promptly declare, so far as you are aware, the nature of any interest, whether direct or indirect, in accordance with paragraph 5.5 below;

2.3.5	observe and comply with all relevant regulation impacting the Company, including in the UK, The City Code on Take Overs and Mergers; the Listing Rules; the Disclosure Guidance and Transparency Rules; the Prospectus Rules and the UK Corporate Governance Code. In addition to comply with the EU Market Abuse Regulation and Implementing Regulations and the British American Tobacco p.l.c. Code for Share Dealing from time to time in force in relation to dealing in shares, debentures and other securities of the Company and inside information affecting the shares, debentures or other securities of the Company; and to comply with any such similar regulatory requirements in South Africa, including the JSE Listing Requirements.

2.3.6	in the event that the BAT Group’s proposed acquisition of Reynolds American Inc. receives regulatory and shareholder approval and completes during the Appointment Period, you shall also observe all additional US regulatory requirements as may apply at that time;

2.3.7	comply personally with the Company’s rules and policies on corporate governance and its Standards of Business Conduct from time to time in force and use all reasonable endeavours that the BAT Group (as appropriate) so complies;

2.3.8	comply with all reasonable requests, instructions and regulations made or given by the Board (or by any duly authorised committee thereof) and give to the Board such explanations, information and assistance as the Board may reasonably require;

2.3.9	use your reasonable endeavours to promote and extend the interests and reputation of the BAT Group, including assisting the Chairman and the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Chairman and the Board your particular knowledge and experience.

In addition, you should devote time to developing and refreshing your knowledge and skills, uphold high standards of integrity and probity and support the Chairman and promote amongst the other Directors an appropriate culture and set of values and behaviours in the boardroom and beyond and take into account the views of shareholders and other stakeholders where appropriate.

2.4	If there are matters which arise which cause you concern about your role you should discuss them with the Chairman or the Senior Independent Director. If you have any concerns which cannot be resolved, and you choose to resign for that, or any other reason, you should provide an appropriate written statement to the Chairman or the Senior Independent Director for circulation to the Board.

Senior Independent Director and Committees

2.5	You will continue to be: (1) the Senior Independent Director; (2) Chairman of the Audit Committee; and (3) a member of the Nominations Committee. Should you also be appointed as a member of additional Board Committees, such appointment will be confirmed to you in a supplemental letter to this letter of appointment or in a revised letter of appointment. The ambit and main terms of reference of the Board Committees are described in the British American Tobacco Corporate Governance booklet, a copy of which is available from the Company Secretary.

3.	FEES AND EXPENSES

3.1	Your current base fee (Base Fee) is set at the rate of £92,700 per annum less any deductions which the Company may be required to make including in respect of tax and national insurance contributions. The Base Fee is payable in arrears by twelve equal monthly instalments and may be amended from time to time by notice in writing given to you by the Company. The fees for Non-Executive Directors are reviewed and considered annually.

3.2	With reference to paragraph 2.5 above, you are currently entitled to: (1) an additional fee of £32,000 per annum as Senior Independent Director (SID Fee); (2) an additional fee of £32,000 per annum as Chair of the Audit Committee (Audit Chair Fee); and (3) an additional fee of £7,000 per annum as a member of the Nominations Committee (a Committee Membership Fee).

The SID Fee, the Audit Chair Fee and a Committee Membership Fee and any other additional fees or payments will be made less any deductions which the Company may be required to make including in respect of tax and national insurance contributions. These additional fees and payments are also payable in arrears by twelve equal monthly instalments and may be amended from time to time by notice in writing given to you by the Company.

3.3	With effect from 1 May 2017, the SID Fee will increase to £36,000 per annum, the Audit Chair Fee will increase to £36,000 per annum and a Committee Membership Fee to £11,000.

3.4	Subject to the Articles and the Company’s Travel and Expenses Policy (T&E Policy), the Company shall reimburse to you all travelling, hotel and other expenses reasonably incurred by you in the proper performance of your obligations under this letter provided that you supply receipts or other evidence of expenditure. A copy of the T&E Policy is available from the Company Secretary.

3.5	The Company will meet, as appropriate, any personal income tax liability that arises from any benefits provided or paid for by the Company.

4.	INDEPENDENT PROFESSIONAL ADVICE

4.1	Your expenses may include legal fees if it is necessary in the furtherance of your duties for you to seek independent legal advice (provided that allegations of negligence, breach of duty or bad faith have not been made against you). Accordingly, the Board has approved a procedure for taking independent advice in such circumstances. Any such payment by the Company would, of course, be subject to any applicable restriction under company law.

4.2	Further to clause 4.1 above, the advice and services of the Company Secretary and the Director, Legal & External Affairs and General Counsel are available to each Director for guidance on the Director’s responsibilities and those of the Board and in relation to any specific activity or transaction of the Company. It is recognised that there may be occasions when you may need to have independent professional advice in connection with the performance of your duties as a Director of the Company and that this should be paid for by the Company.

4.3	In such an instance, you should first refer the matter to the Company Secretary. This will avoid you seeking advice from a source where there is a conflict of interest (for example, because that firm is or has been an adviser to a competitor company) or where it would be inappropriate for other reasons (for example, because the firm has acted for the Company or its subsidiaries).

5.	PROTECTION OF THE BAT GROUP AND CONFLICTS OF INTEREST

5.1	You will not for the Restricted Period in the Restricted Area directly or indirectly (a) hold office in, (b) be employed by, (c) provide services to or (d) be otherwise interested in, any company, firm or other business entity which is engaged in Restricted Business otherwise than with the prior written permission of the Board.

“Restricted Period” means the (a) duration of the Appointment plus (b) a period of three months immediately following the ending of the Appointment.

“Restricted Area” means any country in the world in which any BAT Group Company either (a) is engaged in Restricted Business or (b) proposes to be engaged in Restricted Business within twelve months immediately following the end of the Appointment.

“Restricted Business” means (a) the manufacture, sale or distribution of tobacco products and/or (b) Next Generation Products and/or (c) any other products or services offered by any subsidiary in the BAT Group as at the end of the Restricted Period.

5.2	You will not, without the Board’s prior written consent (which shall not be unreasonably withheld), (a) hold office in, (b) be employed by, or (c) provide services to any company, firm, or other business entity.

5.3	In general, you undertake that during the term of your Appointment you will:

5.3.1	promptly disclose to the Board in writing any proposed new directorship or appointment together with any subsequent confirmation that the appointment is effective and any changes to such directorship or appointment;

5.3.2	promptly disclose to the Board in writing any prior existing interests in a company, business or undertaking which competes with or is a customer of or a supplier to any company within the BAT Group (‘competing interest’); and

5.3.3	not acquire any new competing interest.

5.4	Your attention is drawn to the procedures established for managing compliance with the conflict of interest provisions of the Companies Act 2006. Under these provisions:

5.4.1	you may not allow any situation to arise in which you will have, or may have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (a situational conflict), unless the matter has been authorised in advance by the Board; and

5.4.2	you must declare in advance any interest in a proposed transaction or arrangement with the Company (a transactional conflict).

5.5	You are required to give advance notice of any situational or transactional conflict to the Company Secretary and any such matter will be considered either at the next Board meeting or, if the conflict or potential conflict is due to arise prior to the next scheduled Board meeting, at a meeting of the Conflicts Committee.

5.6	Subject to compliance with the provisions of the Group’s Standards of Business Conduct with regard to real, potential or perceived conflicts of interest, in particular, the provisions relating to financial interests, this paragraph 5 shall not prevent you from holding for investment purposes an interest (as defined in S.820 – 825 of the Companies Act 2006) of up to 5% in nominal value or (in the case of securities not having any nominal value) in number or class of securities, in any class of securities in a company which is quoted on any Investment Exchange, as recognised by the FCA. For this purpose, the references to securities held by you include securities beneficially held by your immediate family.

6.	CONFIDENTIALITY

6.1	You will not either during the period of the Appointment or after its termination (without limitation in time) directly or indirectly disclose to any person or organisation, or use, any trade secrets or Confidential Information belonging, or relating, to the business of the BAT Group. This obligation shall not apply in the following circumstances:

6.1.1	where its disclosure or use is necessary for the proper discharge of your duties the Appointment; or under

6.1.2	such trade secrets or confidential information have entered the public domain, other than by way of unauthorised disclosure whether by you or a third party; or

6.1.3	such disclosure is permitted by the Public Interest Disclosure Act 1998.

6.2	You shall not at any time during the continuance of the Appointment make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any BAT Group company. You will return all such documents, disks and information-storing medium (including copies) on request by the Company.

6.3	The Company may, from time to time, supply to you software applications for the purposes of accessing the BAT Group information technology systems and networks and/or for the purposes of accessing the papers of the Board and its Committees through a personal device such as an iPhone or an iPad. Such use is subject to the various BAT Group Policies, Standards and Guidelines including, but not limited to, the Acceptable Use Policy and the IT Security Policy Statement in place from time to time. The terms and conditions and use of these software applications are hereby incorporated by reference into this letter of appointment.

7.	INDEMNITY

7.1

Subject to clause 7.2 below, the Company shall, both during the term of the Appointment and after its termination, indemnify you, keep you indemnified against and pay to you an amount equal to all costs, charges expenses, losses, damages or liabilities which you may sustain or incur in or about the execution of your duties to the Company or of any associated company of the Company or as a result of any contract, deed, matter or thing done, entered into or executed by you on behalf of any such company or in relation to the business of any such company.

7.2	The indemnity referred to in clause 7.1 shall not apply in any of the following circumstances:

7.2.1	where and to the extent that any recovery is made by you under any policy of insurance;

7.2.2	where and to the extent that any liability is prohibited or rendered unenforceable by the Companies Acts (or any statutory modification or re-enactment thereof in force from time to time) or as otherwise prohibited by law;

7.2.3	where the Company considers that you have acted in bad faith with wilful default or gross negligence, intentionally not in compliance with the Company’s Standards of Business Conduct Policy (as from time to time in force) (copy available from the Company Secretary) or otherwise so as to bring the Company or any of its associated companies into disrepute.

7.3	The indemnity provided in clause 7.1 shall take effect notwithstanding that the Company (or any of its associated companies) or you may have purchased and maintained insurance cover in respect of any liability, loss or expenditure incurred by any director or officer of the Company and the indemnity provided under clause 7.1 above shall be enforceable against the Company regardless of whether a claim may be made or has been pursued under such insurance.

7.4	All sums payable by the Company hereunder shall be paid free and without rights of counterclaim or set-off and without deduction and withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law, the Company shall be obliged to pay you such amount as will ensure that, after any deduction or withholding has been made, you shall have received a sum equal to the amount that you would otherwise have received in the absence of any such deduction or withholding.

7.5	If you become aware of any notice, demand or other document issued, any claim made or action taken either before or after the date hereof which appears to you to be relevant for the purposes of the indemnity in clause 7.1 or likely to give rise to any liability of the Company under that indemnity (hereinafter referred to as a “Demand”), you shall give notice thereof as soon as reasonably practicable.

7.6	You shall provide the Company as soon as reasonably practicable with all supporting documentation and information relating to a Demand as the Company may reasonably require.

7.7	You shall, at the request and at the expense of the Company, do and concur in doing and permit to be done all such acts and things as the Company may reasonably request to avoid, dispute, resist, appeal or compromise any Demand and you shall further make no settlement or compromise of the subject matter of any Demand, nor agree to any matter in the conduct of any dispute in relation thereto nor take any other action or omit to do any other thing in relation to any Demand without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed).

7.8	The Company may, by written notice to you at any time and without prejudice to your rights of indemnification as set out in clause 7.1 above, forthwith assume (where appropriate, in your name) the conduct of any negotiations, settlement or compromise discussions or proceedings in relation to a Demand. The Company shall have full discretion in the conduct or settlement of any claim or proceedings.

7.9	You shall provide the Company as soon as reasonably practicable following any request with reasonable details of all costs and liabilities incurred by you in relation to any Demand.

7.10	The rights and obligations set out in this clause 7 shall not modify or waive any of the duties which you owe as a director or officer of the Company or any of its associated companies (as the case may be), as a matter of law or under the rules of any relevant stock exchange or regulatory body.

7.11	The Company shall, in the event that a payment is made to you under this indemnity in respect of a particular liability, be entitled to recover from you an amount equal to any payment received by you under any policy of insurance or from any other third party to the extent that such payment relates to the liability, and a deduction may similarly be made from any payment made by the Company to the extent any such payment has already been received by you. You shall pay any sum owing in accordance with the foregoing forthwith upon the Company’s request.

7.12	To the extent any payment of costs under clause 7.1 of this indemnity is treated under the Companies Act as a loan repayable to the Company, subject to the Companies Act and provided that the requirements for a qualifying third party indemnity provision are met, you shall not be required to repay the loan.

7.13	For the purposes of this clause 7, “associated company” and “qualifying third party indemnity provision” has the meaning given in Part 10 of the Companies Act 2006.

8.	INSURANCE

The Company has Directors’ and Officers’ liability insurance and it is intended to maintain such cover during the Appointment Period and thereafter as a past Director of the Company. The current programme for the Board incorporates a limit of £300 million within which £100m is reserved exclusively for Directors of the Company. A summary sheet for the current period of coverage is available from the Company Secretary.

9.	COMPANY’S DUTIES

The Company shall make available to you all documents and information which you reasonably require to enable you to perform your duties under the Appointment.

10.	TERMINATION OF APPOINTMENT

10.1	Your appointment will terminate forthwith if:

10.1.1	the Board requests you not to offer yourself for election or re-election at the Next AGM; or

10.1.2	you are not elected or re-elected at the Next AGM at which you are put forward for election or re-election; or

10.1.3	you are required to vacate office for any reason pursuant to any of the provisions of the Articles; or

10.1.4	you are removed as a Director or otherwise required to vacate office under any applicable law.

10.2	On termination of your appointment you will be entitled to any accrued but unpaid Director’s fees but not to any compensation.

10.3	On the termination of your appointment:

10.3.1	you will at the request of the Company (where relevant) resign (in writing) from the office of Director and you irrevocably authorise the Company as your attorney in your name and on your behalf by to sign all documents and do all things necessary to give effect to this;

10.3.2	you will surrender to an authorised representative of the Company all correspondence, documents (including without limitation Board minutes and Board papers), copies thereof or other property of the BAT Group made or received by you in the course of your directorship (whether before or after the date of this letter);

10.3.3	you hereby agree that you shall not be entitled to and shall not pursue any action or claim for compensation from the Company whether such termination occurs before or after the date of expiry of your Appointment Period.

11.	DEFINITIONS

In this letter:

11.1	“Articles” means the articles of association from time to time of the Company;

11.2	“BAT Group” means the Company, any holding company of the Company and any direct or indirect subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings ascribed to them by the Companies Act 2006), and any other company or business entity in which the company or any other BAT Group Company owns or has a beneficial interest in 20% or more of the issued share capital or of the capital assets;

11.3	“Board” means the board of Directors of the Company;

11.4	“Companies Act 2006” means the Companies Act 2006, as in force from time to time;

11.5	“Company” means British American Tobacco p.l.c. (Company No. 3407696);

11.6	“Confidential Information” includes confidential information relating or belonging to the Company or other BAT Group companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, activities, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities or results, any document marked ‘confidential’ (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any BAT Group company in confidence by customers, suppliers or other persons.

11.7	“Disclosure Guidance and Transparency Rules” means the Disclosure Guidance and Transparency Rules published by the FCA;

11.8	“EU Market Abuse Regulation and Implementing Regulations”, means the EU Market Abuse Regulation (EU 596/2014) together with such applicable implementation regulations as may be published and in force from time to time;

11.9	“FCA” means the Financial Conduct Authority;

11.10	“JSE Listings Requirements” means the Listings Requirements published by the JSE Limited, as may be applicable from time-to-time in respect of the secondary listing of the Company’s ordinary shares on the JSE Limited in South Africa;

11.11	“Listing Rules” means the Listing Rules published by the FCA;

11.12	“Prospectus Rules” means the Prospectus Rules published by the Financial Conduct Authority;

11.13	“Travel and Expenses Policy” means the BAT Group UK travel and expenses policy from time to time applicable to the Company – the T&E Policy;

11.14	“UK Corporate Governance Code” means the principles of good governance published by the Financial Reporting Council being the “UK Corporate Governance Code”.

12.	MISCELLANEOUS

12.1	The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement.

12.2	You represent and warrant that you are not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits you from fully performing the duties under the Appointment, in accordance with the terms and conditions of this letter.

12.3	Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if delivered by hand, sent by first class post to the registered office for the time being of the Company or sent by email to the Company Secretary and, in the case of notice to you, if handed to you personally, sent to your BAT email address or left at or sent by first class post to your last known address. Any such notice shall be deemed to be given at the time of its delivery to the address if delivered by hand or, if sent by first class post or e-mailed, on the next following weekday (not being a public holiday) after it was posted or e-mailed.

12.4	The benefit of each of your obligations under paragraphs 5 and 6 of this letter may be assigned to and enforced by all successors and assignees for the time being of the Company and other BAT Group companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Appointment.

12.5	Any reference in this letter to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

12.6	Otherwise than as set out elsewhere in this letter, a person who is not a party to the agreement contained in this letter shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Letter.

12.7	The terms of this Agreement are governed by and construed in accordance with the laws of England.

12.8	Without prejudice to any rights of either party to seek injunctive or declaratory relief in the Courts, and without prejudice to your statutory rights, the Company and you agree that on the occurrence of any dispute concerning interpretation or application of this Agreement, the help of the Centre for Dispute Resolution (CEDR) will be sought to resolve the dispute in private by means of alternative dispute resolution (ADR). Either party may refer the matter to CEDR in which event both parties will fully co-operate in the process which CEDR may propose. There shall be no obligation on you to continue to participate in the ADR process after 90 days from the date of referral of the dispute to CEDR.

Kindly confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter. Please return the copy to me at the above address.

Yours sincerely

[Name]
Company Secretary
For and on behalf of
British American Tobacco p.l.c

SIGNED by

Kieran Poynter

Dated this	day of	[Year]